American Dairy Changes Corporate Name to
Feihe International, Inc.

BEIJING and LOS ANGELES, October 13, 2010 /PRNewswire Asia-FirstCall/ -- American Dairy, Inc. (NYSE: ADY; the "Company"), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that, at the Company’s annual meeting on October 12, 2010, shareholders approved an amendment to the Company’s Articles of Incorporation to change its corporate name to “Feihe International, Inc.”  Promptly following the approval, the Company filed Articles of Amendment with the state of Utah to implement the change in name.  The change in name is effective immediately but the Company’s ticker symbol will remain “ADY.”

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are excited to announce the completion of the change in our corporate name to Feihe International, Inc.  Our new name better reflects our renowned Feihe brand and our exclusive focus on the Chinese consumer market.  The change to Feihe International, Inc. more closely links our corporate name and identity to our business strategies and operations, and we believe the new name will allow us to tell our story more effectively.”

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,250 tons per day and an extensive distribution network that reaches over 95,000 retail outlets throughout China. For more information about Feihe International, please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China: May Shen, IR Manager
                 86-10-8457-4688 x8810
                 shenchunmei@americandairyinc.com